Exhibit 99.3

中广东省深圳市南山区南山街道阳光棕榈社区枢纽大街66号前海周大福金融大厦（南塔）10楼

10/F, HyQ, Chow Tai Fook Finance Tower, No. 66 Shu Niu Avenue, Qian Hai, Shenzhen

电话 Tel: +86 755 8351 7570 传真 Fax: +86 755 8351 5502

电邮 Email: shenzhenfs@tongshang.com 网址 Web: www.tongshang.com

February 21, 2025

BGIN BLOCKCHAIN LIMITED

#09 12 Paya Lebar Square

60 Paya Lebar Road
Singapore 409051

Dear Madams/Sirs,

1. We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 3). Only for the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2. We act as PRC counsel to BGIN BLOCKCHAIN LIMITED (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) by the Company of Class A Ordinary Shares (the “Shares”), par value of US$0.0001 per share, of the Company, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of the Shares on the Nasdaq Capital Market (the “Nasdaq”).

3. The following terms as used in this Opinion are defined as follows:

“Article 4 of Personal Information Protection Law” means Article 4 of the Personal Information Protection Law, which stipulates as follows:

Personal information refers to all kinds of identified or identifiable information related to natural persons that are electronically or otherwise recorded, excluding the information that has been anonymized.

The processing of personal information includes the collection, storage, use, processing, transmission, provision, disclosure and deletion, etc. of personal information.

“CSRC” means the China Securities Regulatory Commission (中国证券监督管理委员会).

“M&A Rules and Related Clarifications” means M&A Rules and a notice specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings published by CSRC On September 21, 2006.

“Measures for Cybersecurity Review” means the Cybersecurity Review Measure jointly promulgated by the Cyberspace Administration of China (the “CAC”), together with other authorities on December 28, 2021, which became effective on February 15, 2022.

“Governmental Authorization” means any approval, consent, permit, authorization, filing, registration, qualification and license required by the applicable PRC Laws to be obtained from any PRC Authorities. “Governmental Authorizations” shall be construed accordingly.

“Overseas Listing Trial Measures” means the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (《境内企业境外发行证券和上市管理试行办法》) and five relevant supporting guidelines issued by the CSRC on February 17, 2023, which became effective on March 31, 2023.

“PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“Personal Information Protection Law” means the Personal Information Protection Law promulgated by the Standing Committee of the National People’s Congress on August 20, 2021, which became effective on November 1, 2021.

“PRC Laws” means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms a part of the Registration Statement.

4. We have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”). In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1) the genuineness of all the signatures, seals and chops;

(2) the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4) that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5) that all information (including factual statements) provided to us by the Company in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7) that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10) that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(1) Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the PRC Authorities and representatives of the Company, and also upon representations, oral or written, made in, or pursuant to, the Documents, and we have qualified our opinion with regard to such facts as “to the best of our knowledge” or similar language such as “to the best of our knowledge after due and reasonable inquiries” without further independent investigation.

5. Based on the foregoing and subject to the disclosures contained in the Prospectus and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	On February 17, 2023, the CSRC issued the Overseas Listing Trial Measures. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either by direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. The Overseas Listing Trial Measures also provide that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as an indirect overseas offering by a PRC domestic company: (i) more than 50% of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by PRC domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, fulfil the filing procedure with the CSRC.

(2)	To the best of our knowledge after due and reasonable inquiries and as confirmed by the Company, during calendar years 2023 and 2024 and as of the date of this Opinion, (i) the Company does not meet the above explicit conditions set out in the Overseas Listing Trial Measures to determine whether an overseas offering shall be deemed as an indirect overseas offering and listing by a domestic company; (ii) the Company does not have any subsidiary in mainland China or use any variable interest entity (“VIE”) structure to control any entity in mainland China; and (iii) the main parts of the Company’s business activities are not conducted in mainland China and the main place of the Company’s business is located in the U.S. and Hong Kong.

In view of the above and based on our understanding of the current PRC Laws, the Company is not required to complete the filing procedures with the CSRC to conduct its operations and the Offering (including offering securities to foreign investors). However, there remains uncertainty as to how the Overseas Listing Trial Measures will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the Overseas Listing Trial Measures, and we cannot exclude the possibility that the CSRC or other relevant government authorities might, from time to time, further clarify or interpret the Overseas Listing Trial Measures in writing or orally and require such filing for the Offering.

(3)	Given that (i) the Measures for Cybersecurity Review provide that network platform operators and operators of critical information infrastructure shall be subject to cybersecurity review under certain circumstances; and (ii) Article 4 of Personal Information Protection Law clearly defines personal information, to the best of our knowledge after due inquiry and as confirmed by the Company, during calendar years 2023 and 2024 and as of the date of this Opinion, (i) the Company and its subsidiaries possess personal information of less than 1 million individuals in the PRC and do not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC, (ii) neither the Company nor its subsidiaries is recognized as an “operator of critical information infrastructure” by any PRC Authorities; (iii) neither the Company nor its subsidiaries have been involved in any investigations initiated by the CAC, or received any inquiry, notice, warning, or sanction in such respect.

In view of the above and based on our understanding of the current PRC Laws, the Company is not required to obtain permission from the CAC, to conduct its operations and the Offering (including offering securities to foreign investors). However, since the Measures for Cybersecurity Review was recently adopted, and there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC Laws, overseas securities offerings and other capital markets activities, and there can be no assurance that the PRC Authorities will take a view that is not contrary to or otherwise different from our opinion stated above.

(4)	On August 8, 2006, six Governmental Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require that offshore special purpose vehicles, or SPVs, that are controlled by PRC entities or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC Entities or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange.

(5)	Give that (i) the Company is a holding company incorporated in the Cayman Islands with operating entities based in Hong Kong and the Company does not have any subsidiary in mainland China or use any VIE structure and (ii) the Company does not intend to acquire any equity interest in any companies in mainland China, the Company is not required by the M&A Rules and Related Clarifications to apply for any approval for the Offering of the Company on the Nasdaq from the CSRC. However, it does not rule out the possibility of different interpretations to the M&A Rules and Related Clarifications from the Governmental Agencies or future amendment to the laws.

6. This Opinion is subject to the following qualifications:

(1)	We are not qualified to issue legal opinion on the matters relating to the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

(2)	This Opinion relates only to PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(3)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(4)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is given for the benefit of the addressee hereof. According to the Administrative Measures on the Engagement of Law Firms for Securities Services issued by the Ministry of Justice of the PRC and the CSRC on March 9, 2007, the same law firm shall not concurrently issue legal opinions for the issuer, sponsor and underwriter for the same securities issue. Therefore, under no circumstances shall the sponsor and underwriter be permitted to use or rely on any statement of opinion or fact set out in the Opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Business” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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[Signature Page]

Yours Sincerely,

Commerce & Finance Law Offices

/s/ Commerce & Finance Law Offices

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